UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 15, 2017

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-06089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)
One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices) (Zip Code)
(816) 854-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On May 15, 2017, William C. Cobb, President, Chief Executive Officer, and Director of H&R Block, Inc. (the “Company”), notified the Company of his decision to retire from his positions as President and Chief Executive Officer and as a member of the Board of Directors (“Board”) effective as of July 31, 2017 (the “Retirement Date”). In connection with his retirement, the Company, H&R Block Management, LLC, and Mr. Cobb entered into a Letter Agreement Regarding Retirement and Transition, dated May 15, 2017 (the “Letter Agreement”). The Letter Agreement provides, among other things, that Mr. Cobb will continue full-time employment with the Company through the Retirement Date, and that he will assist in the transition of his responsibilities during that time.

Mr. Cobb will receive the benefits to which he is entitled upon a retirement under the terms and conditions of his applicable plans and agreements, as described in the Company’s Definitive Proxy Statement filed on July 26, 2016. Under the terms of the Amended and Restated H&R Block Executive Performance Plan (the “STI Plan”), Mr. Cobb will receive a pro-rated annual short term incentive bonus for the Company’s 2018 fiscal year ending April 30, 2018. Any such short term incentive would be payable only if and to the extent that annual short term incentive bonuses are payable to other Company senior executive officers under the STI Plan, based on Company performance in fiscal year 2018 as determined by the Compensation Committee of the Board.

The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

(c) On May 16, 2017, the Company announced that Thomas A. Gerke, 60, has been appointed as President and Chief Executive Officer (in an interim capacity), effective August 1, 2017, to serve on an interim basis until a permanent President and Chief Executive Officer is appointed. Mr. Gerke has been the Company’s General Counsel and Chief Administrative Officer since May 2016, prior to that serving as the Company’s Chief Legal Officer (formerly titled Senior Vice President and General Counsel) starting in January 2012. Mr. Gerke does not have any family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K, nor is he a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On May 15, 2017, the Compensation Committee of the Board approved changes to Mr. Gerke’s compensation in connection with his appointment as President and Chief Executive Officer (in an interim capacity). Pursuant to the letter filed as Exhibit 10.2 to this Form 8-K, Mr. Gerke will receive a base salary amount that would equal $950,000 annually, effective June 1, 2017 and continuing through the later of (i) the end of the effectiveness of his appointment as President and Chief Executive Officer (in an interim capacity) and (ii) December 1, 2017. The Company has also agreed that Mr. Gerke will remain employed with the Company until July 31, 2018, except in the event of a termination for Cause as such term is defined in the H&R Block, Inc. Executive Severance Plan.

Mr. Gerke will participate in the Company’s fiscal year 2018 STI Plan, with a target award value of $900,000. He will receive equity grants as a participant in the Company’s long term incentive program for fiscal year 2018, with a target award value of $2.5 million. The foregoing summary of the letter is qualified in its entirety by reference to the full text of the letter, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

On May 16, 2017, the Board also announced that it has formed a CEO Search Committee to oversee a search for a permanent President and Chief Executive Officer, which will consider both internal and external candidates.

A copy of the press release announcing the above-described changes is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Exhibits

Exhibit Number	Description
10.1	Letter Agreement Regarding Retirement and Transition, dated May 15, 2017, by and among the Company, H&R Block Management, LLC, and William C. Cobb
10.2	Letter to Thomas A. Gerke, dated May 15, 2017
99.1	Press Release Issued May 16, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: May 16, 2017	By: /s/ Scott W. Andreasen
Scott W. Andreasen
Vice President and Secretary

EXHIBIT INDEX

Exhibit 10.1	Letter Agreement Regarding Retirement and Transition, dated May 15, 2017, by and among the Company, H&R Block Management, LLC, and William C. Cobb
Exhibit 10.2	Letter to Thomas A. Gerke, dated May 15, 2017
Exhibit 99.1	Press Release Issued May 16, 2017